Exhibit 99.1

QVC, Inc. Announces Proposed Senior Secured Notes Offering

WEST CHESTER, Pa. (August 12, 2020) - QVC, Inc. (“QVC”) announced today its intention to offer (the “Offering”) $500 million aggregate principal amount of Senior Secured Notes due 2028 (the “New Notes”), subject to market and other conditions. The New Notes will be secured by a first-priority lien on the capital stock of QVC, which also secures QVC’s existing secured indebtedness and certain future indebtedness. The net proceeds from the Offering, together with cash on hand, are expected to be used to repurchase any and all of the $500 million outstanding aggregate principal amount of QVC’s 5.125% senior secured notes due 2022 (the “2022 Notes”) in a tender offer announced today by QVC.

QVC is a wholly-owned subsidiary of Qurate Retail, Inc. (Nasdaq: QRTEA and QRTEB).

BofA Securities and J.P. Morgan are the lead joint book-running managers for the Offering.

QVC is offering the New Notes pursuant to its existing effective shelf registration statement. QVC intends to file with the U.S. Securities and Exchange Commission a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by contacting BofA Securities, Inc., NC1-004-03-43; 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Toll Free: 1 800 294 1322, Email: dg.prospectus_requests@bofa.com and J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or the 2022 Notes, nor shall there be any sales of New Notes or 2022 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the intended offering of New Notes and the use of proceeds from the Offering, including the proposed repurchase of the 2022 Notes. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Forms 10-K and 10-Q, for additional information about QVC and about the risks and uncertainties related to the business of QVC which may affect the statements made in this press release.

Contacts:

Courtnee Chun

720-875-5420

QVC Media Relations

484-701-1647

SOURCE QVC, Inc.